Exhibit 10.9.1

Amendment No. 1

THE PRINCIPAL SELECT SAVINGS EXCESS PLAN

The Company has adopted and maintains The Principal Select Savings Excess Plan as amended and restated January 1, 2004 (Excess Plan).  Section 10.01 of the Excess Plan gives the Board of Directors the right to amend it at any time.  According to that right, effective January 1, 2006, the Excess Plan is amended as follows:

Section 1.02 – Definitions is changed by adding the following definition:

Grandfathered Choice Participant means a Participant defined as such under The Principal Pension Plan (generally, any Participant who was offered the benefit formula election under the terms of The Principal Pension Plan and who elected to continue to have his pension calculated under the benefit formula in effect as of December 31, 2005 rather than under the new benefit formula that first became effective January 1, 2006).

Section 3.02 – Company Match Credits is changed to read as follows:

A Company Match Credit will be added to the Account of an Active Participant for a given pay date if such Participant receives an Elective Deferral Credit for such pay date under the ELECTIVE DEFERRAL CREDITS SECTION of this Article as a result of an election to reduce Compensation.  The amount of the Company Match Credit for a given pay date will equal:

a)              In the case of a Grandfathered Choice Participant, an amount equal to fifty percent (50%) of the Participant’s Elective Deferral Credit for such pay date, Elective Deferral Credits which are over 6% of Compensation won’t be matched.

b)             In the case of any other Active Participant, an amount equal to 75% of the Participants Elective Deferral Credit for such pay date.  Elective Deferral Credits which are over 8% of Compensation will not be matched.

This Amendment is made an integral part of the Excess Plan and is controlling over the terms of the Excess Plan with respect to the particular items addressed herein.  All other provisions of the Excess Plan remain unchanged and controlling.

On behalf of the Human Resources Committee of the Board of Directors of the Company, this Amendment to The Principal Select Savings Excess Plan has been executed this 28th day of November, 2005.

By:	/s/ William T. Kerr
William T. Kerr, Chair